Exhibit 99.1

YETI Reports Third Quarter 2019 Results
Net Sales Increased 17%
Gross Margin Expanded 270 Basis Points
EPS increased 20% to $0.25; Adjusted EPS increased 24% to $0.30
Raises Full Year Net Sales and Earnings Outlook

Austin, Texas, October 31, 2019 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the third quarter ended September 28, 2019.

YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Information” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Matt Reintjes, President and Chief Executive Officer, commented, “YETI had a great quarter. Third quarter results were powered by a strong new product lineup and expanding gross margins – both powerful indicators of brand health and momentum. Supported by our four strategic growth drivers, we are increasing our full year outlook and are set up for a strong finish to 2019.”

For the Three Months Ended September 28, 2019

Net sales increased 17% to $229.1 million, compared to $196.1 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 31% to $92.9 million, compared to $71.2 million in the prior year quarter, led by strong performance in both product categories, particularly in Drinkware.

•Wholesale channel net sales increased 9% to $136.2 million, compared to $125.0 million in the same period last year, driven by strong performance in both Coolers & Equipment and Drinkware categories.

•Drinkware net sales increased 21% to $126.4 million, compared to $104.0 million in the prior year quarter, primarily driven by the continued expansion of our product offerings, including the introduction of new colorways and sizes, and strong demand for customization.

•Coolers & Equipment net sales increased 13% to $97.8 million, compared to $86.7 million in the same period last year, primarily driven by strong performance in soft coolers and outdoor living.

Gross profit increased 23% to $120.1 million, or 52.4% of net sales, compared to $97.5 million, or 49.7% of net sales, in the third quarter of 2018. The 270 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category and a favorable shift in our channel mix led by an increase in DTC channel net sales, partially offset by higher tariff rates.

Selling, general, and administrative (“SG&A”) expenses increased to $86.1 million, or 37.6% of net sales, compared to $69.4 million, or 35.4% of net sales, in the third quarter of 2018. SG&A as a percent of net sales increased 220 basis points, including approximately 100 basis points attributable to costs incurred in our ongoing transition to a public company. The balance, or approximately 120 basis points, was primarily due to higher variable selling expenses driven by our faster growing DTC channel, increased marketing expenses, and increased personnel to support long-term growth in our business, partially offset by lower non-cash stock-based compensation expense, and professional fees.

Operating income increased 21% to $34.0 million, to 14.8% of net sales, compared to $28.1 million, or 14.3% of net sales, during the prior year quarter.

Adjusted operating income increased 27% to $40.4 million, to 17.6% of net sales, compared to $31.7 million, or 16.2% of net sales, during the same period last year.

Net income increased 25% to $21.3 million, compared to $17.0 million in the prior year quarter; earnings per diluted share increased 20% to $0.25, compared to $0.21 per diluted share in the prior year quarter.

Adjusted net income increased 29% to $26.1 million, compared to $20.2 million in the prior year quarter; adjusted earnings per diluted share increased 24% to $0.30, compared to $0.24 per diluted share in the prior year quarter.

Adjusted EBITDA increased 24% to $47.5 million, or 20.7% of net sales, from $38.4 million, or 19.6% of net sales, during the same period last year.

For the Nine Months Ended September 28, 2019

Net sales increased 15% to $616.1 million, compared to $537.7 million during the same period last year.

•Direct-to-consumer (“DTC”) channel net sales increased 34% to $237.2 million, compared to $176.9 million in the prior year period, led by strong performance in both Coolers & Equipment and Drinkware categories.

•Wholesale channel net sales increased 5% to $379.0 million, compared to $360.7 million in the same period last year, primarily driven by Coolers & Equipment.

•Drinkware net sales increased 19% to $334.3 million, compared to $280.7 million in the prior year period, primarily driven by the continued expansion of our Drinkware product offerings, including the introduction of new colorways, sizes, and accessories, and strong demand for customization.

•Coolers & Equipment net sales increased 11% to $266.6 million, compared to $240.0 million in the same period last year, primarily driven by strong performance in outdoor living products, bags, hard coolers, soft coolers, and cargo, as well as the introduction of the Camino Carryall to our wholesale channel during the first quarter of 2019.

Gross profit increased 23% to $313.0 million, or 50.8% of net sales, compared to $255.3 million, or 47.5% of net sales, in the prior year period. The 330 basis point increase in gross margin was primarily driven by cost improvements, particularly in our Drinkware category, a favorable shift in our channel mix led by an increase in DTC channel net sales, and lower inbound freight, partially offset by higher tariff rates and the unfavorable impact of inventory reserve reductions in the prior year period.

Selling, general, and administrative (“SG&A”) expenses increased to $235.2 million, or 38.2% of net sales, compared to $190.7 million, or 35.5% of net sales, in the same period last year. SG&A as a percent of net sales increased 270 basis points, including approximately 90 basis points attributable to costs incurred in our ongoing transition to a public company. The balance, or approximately 180 basis points, was primarily due to higher variable selling expenses driven by our faster growing DTC channel, increased marketing expenses, and increased personnel to support growth in our business, partially offset by lower third-party logistics fees, lower non-cash stock-based compensation expense, and other general and administrative cost savings.

Operating income increased 21% to $77.8 million, to 12.6% of net sales, compared to $64.6 million, or 12.0% of net sales, during the prior year period.

Adjusted operating income increased 26% to $98.5 million, to 16.0% of net sales, compared to $78.3 million, or 14.6% of net sales, during the same period last year.

Net income increased 40% to $45.7 million, compared to $32.6 million in the prior year period; earnings per diluted share increased 35% to $0.53, compared to $0.39 per diluted share in the prior year period.

Adjusted net income increased 40% to $61.3 million, compared to $43.6 million in the prior year period; adjusted earnings per diluted share increased 35% to $0.71, compared $0.53 per diluted share in the same period last year.

Adjusted EBITDA increased 23% to $119.5 million, or 19.4% of net sales, from $96.8 million, or 18.0% of net sales, during the prior year period.

Balance Sheet and Cash Flow Highlights

Inventory increased 33% to $209.2 million, compared to $157.7 million at the end of the third quarter of 2018. Inventory levels reflect the strategic buildup of Drinkware in advance of potential additional tariffs as well as investments to support anticipated sales growth. Excluding the Drinkware buildup, inventory growth was slightly below our reported sales growth for the quarter.

Total debt, excluding unamortized deferred financing fees, was $298.0 million, compared to $394.0 million at the end of the third quarter of 2018. During the first nine months of 2019, we made $34.9 million in debt payments. Our ratio of net debt to adjusted EBITDA for the trailing twelve months (as defined below) was 1.5 times at the end of the third quarter of 2019 compared to 2.6 times at the end of the same period last year.

Cash flow provided by operating activities was $26.6 million and capital expenditures were $24.2 million for the nine months ended September 28, 2019.

Updated 2019 Full Year Outlook

•Net sales are now expected to increase between 14.5% and 15.0% compared to 2018, with growth across both channels and led by the DTC channel (versus the previous outlook of between 13.5% and 14.0%);
•Operating income as a percentage of net sales is now expected to be between 14.0% and 14.2% (versus the previous outlook of 13.9% to 14.1%), reflecting margin expansion of 90 to 110 basis points, primarily driven by higher gross margin;
•Adjusted operating income as a percentage of net sales is now expected to be between 16.8% and 17.0% (versus the previous outlook of 16.3% to 16.6%), reflecting margin expansion of 90 to 110 basis points, primarily driven by higher gross margin;
•An effective tax rate at a more normalized level of approximately 24.5%, which remains unchanged from the previous outlook;
•Net income per diluted share is now expected to be between $0.90 and $0.92, reflecting 29% to 33% growth (versus the previous outlook of $0.88 to $0.90); assuming a normalized tax rate of 24.5% in 2018 (the effective tax rate for 2018 was 17%), earnings growth would be between 42% to 46%;
•Adjusted net income per diluted share is now expected to be between $1.12 and $1.14, reflecting 23% to 26% growth (versus the previous outlook of $1.07 and $1.09, reflecting 18% to 21% growth); assuming a normalized tax rate of 24.5% in 2018 (the effective tax rate for 2018 was 17%), adjusted earnings growth would be between 33% and 36% (versus the previous outlook of 27% to 30%);
•Diluted weighted average shares outstanding of 86.3 million (versus the previous outlook of 86.0 million);

•Adjusted EBITDA is now expected to be between $178.2 million and $181.2 million, or between 20.0% and 20.2% of net sales, reflecting 20% to 22% growth (versus the previous outlook of $174.8 million and $177.7 million, or between 19.8% and 20.0% of net sales, and reflecting growth of 17% to 19%);
•Capital expenditures are now expected to be between $30 million and $35 million; and
•Ratio of net debt to Adjusted EBITDA is expected to be approximately 1.0 times at the end of 2019, which remains unchanged from the previous outlook, compared to 1.7 times at the end of 2018.
Ratio of Net Debt to Adjusted EBITDA Trailing Twelve Months

Net debt as of September 28, 2019, which is total debt of $298.0 million less cash of $34.6 million, divided by adjusted EBITDA for the trailing twelve months, was 1.5 times. Adjusted EBITDA for the trailing twelve months ending September 28, 2019 was $171.7 million and is calculated using the full year 2018 adjusted EBITDA of $149.0 million less adjusted EBITDA for the first nine months of 2018 of $96.8 million, plus adjusted EBITDA for the first nine months of 2019 of $119.5 million.

Net debt as of September 29, 2018, which is total debt of $394.0 million less cash of $52.1 million, divided by adjusted EBITDA for the trailing twelve months, was 2.6 times. Adjusted EBITDA for the trailing twelve months ending September 29, 2018 was $130.0 million and is calculated using the full year 2017 adjusted EBITDA of $97.5 million less adjusted EBITDA for the first nine months of 2017 of $64.3 million, plus adjusted EBITDA for the first nine months of 2018 of $96.8 million.

Conference Call Details

A conference call to discuss the third quarter of 2019 financial results is scheduled for today, October 31, 2019, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 877-451-6152 (international callers please dial 201-389-0879) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com and by dialing 844-512-2921 and entering the access code 13695451. A replay will be available through November 14, 2019.

About YETI Holdings, Inc.

YETI is a growing designer, marketer, retailer, and distributor of a variety of innovative, branded, premium products to a wide-ranging customer base. Our mission is to ensure that each YETI product delivers exceptional performance and durability in any environment, whether in the remote wilderness, at the beach, or anywhere else life takes our customers. By consistently delivering high-performing products, we have built a following of engaged brand loyalists throughout the United States, Canada, Australia, Japan, and elsewhere, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. Our relationship with customers continues to thrive and deepen as a result of our innovative new product introductions, expansion and enhancement of existing product families, and multifaceted branding activities.

Non-GAAP Financial Information

This press release includes financial measures that are not defined by GAAP, including adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA. We define adjusted operating income and adjusted net income as operating income and net income, respectively, adjusted for non-cash stock-based compensation expense, asset impairment charges, investments in new retail locations and international market expansion, transition to Cortec Group Fund V, L.P. and its affiliates (“Cortec”) majority ownership, transition to the ongoing senior management team, and transition to a public company, and, in the case of adjusted net income, also adjusted for accelerated amortization of deferred financing fees and the loss from early extinguishment of debt resulting from early prepayments of debt, and the tax impact of all adjustments. Adjusted net income per share is calculated using adjusted net income, as defined above, and diluted weighted average shares outstanding. We define adjusted EBITDA as net income before interest expense, net, provision (benefit) for income taxes and depreciation and amortization, adjusted for the impact of certain other items, including: non-cash stock-based compensation expense; asset impairment charges; accelerated amortization of deferred financing fees and loss from early extinguishment of debt resulting from the early prepayment of debt; investments in new retail locations and international market expansion; transition to Cortec majority ownership; transition to the ongoing senior management team; and transition to a public company. The expenses incurred related to these transitional events include: management fees and contingent consideration related to the transition to Cortec majority ownership; severance, recruiting, and relocation costs related to the transition to our ongoing senior management team; consulting fees, recruiting fees, salaries and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees in connection with our transition to a public company, and costs incurred in connection with our secondary offering. All of these transitional costs are reported in SG&A expenses.

Adjusted operating income, adjusted net income, adjusted net income per diluted share, and adjusted EBITDA are not defined by GAAP and may not be comparable to similarly titled measures reported by other entities. We use these non-GAAP measures, along with GAAP measures, as a measure of profitability. These measures help us compare our performance to other companies by removing the impact of our capital structure; the effect of operating in different tax jurisdictions; the impact of our asset base, which can vary depending on the book value of assets and methods used to compute depreciation and amortization; the effect of non-cash stock-based compensation expense, which can vary based on plan design, share price, share price volatility, and the expected lives of equity instruments granted; as well as certain expenses related to what we believe are events of a transitional nature. We also disclose adjusted operating income, adjusted net income, and adjusted EBITDA as a percentage of net sales to provide a measure of relative profitability.

We believe that these non-GAAP measures, when reviewed in conjunction with GAAP financial measures, and not in isolation or as substitutes for analysis of our results of operations under GAAP, are useful to investors as they are widely used measures of performance and the adjustments we make to these non-GAAP measures provide investors further insight into our profitability and additional perspectives in comparing our performance to other companies and in comparing our performance over time on a consistent basis. adjusted operating income, adjusted net income, and adjusted EBITDA have limitations as profitability measures in that they do not include the interest expense on our debts, our provisions for income taxes, and the effect of our expenditures for capital assets and certain intangible assets. In addition, all of these non-GAAP measures have limitations as profitability measures in that they do not include the effect of non-cash stock-based compensation expense, the effect of asset impairments, the effect of investments in new retail locations and international market expansion, and the impact of certain expenses related to transitional events that are settled in cash. Because of these limitations, we rely primarily on our GAAP results.

In the future, we may incur expenses similar to those for which adjustments are made in calculating adjusted operating income, adjusted net income, and adjusted EBITDA. Our presentation of these non-GAAP measures should not be construed as a basis to infer that our future results will be unaffected by extraordinary, unusual or non-recurring items.

Forward-looking statements

This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our growth plans and our expectations for annual growth, including those set forth in the quote from YETI’s President and CEO and the 2019 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (ii) our ability to successfully design and develop new products; (iii) our ability to effectively manage our growth; (iv) our ability to expand into additional consumer markets, and our success in doing so; (v) the success of our international expansion plans; (vi) our ability to compete effectively in the outdoor and recreation market and protect our brand; (vii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (viii) problems with, or loss of, our third-party contract manufacturers and suppliers, or an inability to obtain raw materials; (ix) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (x) our ability to accurately forecast demand for our products and our results of operations; (xi) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xii) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xiii) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; and (xiv) the impact of our indebtedness on our ability to invest in the ongoing needs of our business. You should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 30, 2018, for a more extensive list of factors, that may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC, that could affect results. These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law.

Investor Relations Contact:
Tom Shaw, 512-271-6332
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com

* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Net sales	$229,125	$196,109	$616,132	$537,654
Cost of goods sold	109,049	98,568	303,152	282,354
Gross profit	120,076	97,541	312,980	255,300
Selling, general, and administrative expenses	86,071	69,417	235,191	190,746
Operating income	34,005	28,124	77,789	64,554
Interest expense	(5,319)	(7,755)	(17,081)	(24,474)
Other expense	(304)	(214)	(192)	(325)
Income before income taxes	28,382	20,155	60,516	39,755
Income tax expense	(7,080)	(3,125)	(14,824)	(7,161)
Net income	$21,302	$17,030	$45,692	$32,594

Net income per share
Basic	$0.25	$0.21	$0.54	$0.40
Diluted	$0.25	$0.21	$0.53	$0.39

Weighted-average common shares outstanding
Basic	85,285	81,147	84,686	81,238
Diluted	86,373	82,924	86,152	82,946

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except per share amounts)

	September 28, 2019	December 29, 2018	September 29, 2018
ASSETS
Current assets
Cash	$34,557	$80,051	$52,100
Accounts receivable, net	74,758	59,328	61,915
Inventory	209,154	145,423	157,669
Prepaid expenses and other current assets	13,303	12,211	12,957
Total current assets	331,772	297,013	284,641
Property and equipment, net	81,242	74,097	72,405
Goodwill	54,293	54,293	54,293
Intangible assets, net	90,692	80,019	81,113
Deferred income taxes	33	7,777	9,088
Deferred charges and other assets	1,663	1,014	1,052
Total assets	$559,695	$514,213	$502,592

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities
Accounts payable	$105,514	$68,737	$76,851
Accrued expenses and other current liabilities	38,220	53,022	44,674
Taxes payable	2,863	6,390	6,185
Accrued payroll and related costs	12,362	15,551	11,201
Current maturities of long-term debt	42,138	43,638	47,050
Total current liabilities	201,097	187,338	185,961
Long-term debt, net of current portion	252,694	284,376	340,743
Other liabilities	18,044	13,528	13,047
Total liabilities	471,835	485,242	539,751

Commitments and contingencies

Stockholders’ Equity
Common stock, par value $0.01; 600,000 shares authorized; 85,775, 84,196, and 81,147 shares outstanding at September 28, 2019, December 29, 2018, and September 29, 2018, respectively	858	842	811
Preferred stock, par value $0.01; 30,000 shares authorized; no shares issued or outstanding	—	—	—
Additional paid-in capital	281,418	268,327	227,159
Accumulated deficit	(194,287)	(240,104)	(265,113)
Accumulated other comprehensive loss	(129)	(94)	(16)
Total stockholders’ equity (deficit)	87,860	28,971	(37,159)
Total liabilities and stockholders’ equity	$559,695	$514,213	$502,592

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(In thousands, except per share amounts)

	Nine Months Ended
	September 28, 2019	September 29, 2018
Cash Flows from Operating Activities:
Net income	$45,692	$32,594
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	21,220	18,218
Amortization of deferred financing fees	1,694	2,774
Stock-based compensation	10,399	10,031
Deferred income taxes	9,874	916
Impairment of long-lived assets	540	598
Gain on disposal of long-lived assets	—	(20)
Changes in operating assets and liabilities:
Accounts receivable, net	(12,086)	5,197
Inventory	(64,136)	17,373
Other current assets	(1,076)	(3,104)
Accounts payable and accrued expenses	16,692	39,261
Taxes payable	(3,556)	(6,099)
Other	1,301	1,095
Net cash provided by operating activities	26,558	118,834
Cash Flows from Investing Activities:
Purchases of property and equipment	(24,249)	(13,339)
Purchases of intangibles, net	(14,991)	(10,752)
Proceeds from sale of long-lived assets	—	165
Net cash used in investing activities	(39,240)	(23,926)
Cash Flows from Financing Activities:
Repayments of long-term debt	(34,875)	(90,663)
Cash paid for repurchase of common stock	—	(1,967)
Proceeds from employee stock transactions	2,708	53
Taxes paid in connection with exercise of stock options	—	(57)
Payments of dividends	(636)	(2,523)
Payments of offering costs	—	(1,315)
Net cash used in financing activities	(32,803)	(96,472)
Effect of exchange rate changes on cash	(9)	14
Net decrease in cash	(45,494)	(1,550)
Cash, beginning of period	80,051	53,650
Cash, end of period	$34,557	$52,100

YETI HOLDINGS, INC.
SELECTED FINANCIAL DATA
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Three Months Ended		Nine Months Ended
	September 28, 2019	September 29, 2018	September 28, 2019	September 29, 2018
Operating income	$34,005	$28,124	$77,789	$64,554
Adjustments:
Non-cash stock-based compensation expense(1)	2,113	2,923	10,399	10,031
Long-lived asset impairment(1)	443	—	540	—
Investments in new retail locations and international market expansion(1)(2)	1,179	52	2,230	292
Transition to Cortec majority ownership(1)(3)	—	—	—	750
Transition to the ongoing senior management team(1)(4)	355	350	878	1,694
Transition to a public company(1)(5)	2,255	233	6,640	1,003
Adjusted operating income	$40,350	$31,682	$98,476	$78,324

Net income	$21,302	$17,030	$45,692	$32,594
Adjustments:
Non-cash stock-based compensation expense(1)	2,113	2,923	10,399	10,031
Long-lived asset impairment(1)	443	—	540	—
Early extinguishment of debt (8)	—	614	—	614
Investments in new retail locations and international market expansion(1)(2)	1,179	52	2,230	292
Transition to Cortec majority ownership(1)(3)	—	—	—	750
Transition to the ongoing senior management team(1)(4)	355	350	878	1,694
Transition to a public company(1)(5)	2,255	233	6,640	1,003
Tax impact of adjusting items(6)	(1,554)	(1,014)	(5,068)	(3,337)
Adjusted net income	$26,093	$20,188	$61,311	$43,641

Net income	$21,302	$17,030	$45,692	$32,594
Adjustments:
Interest expense	5,319	7,755	17,081	24,474
Income tax expense	7,080	3,125	14,824	7,161
Depreciation and amortization expense(7)	7,419	6,333	21,220	18,218
Non-cash stock-based compensation expense(1)	2,113	2,923	10,399	10,031
Long-lived asset impairment(1)	443	—	540	—
Early extinguishment of debt (8)	—	614	—	614
Investments in new retail locations and international market expansion(1)(2)	1,179	52	2,230	292
Transition to Cortec majority ownership(1)(3)	—	—	—	750
Transition to the ongoing senior management team(1)(4)	355	350	878	1,694
Transition to a public company(1)(5)	2,255	233	6,640	1,003
Adjusted EBITDA	$47,465	$38,415	$119,504	$96,831

Net sales	$229,125	$196,109	$616,132	$537,654
Operating income as a % of net sales	14.8%	14.3%	12.6%	12.0%
Adjusted operating income as a % of net sales	17.6%	16.2%	16.0%	14.6%
Net income as a % of net sales	9.3%	8.7%	7.4%	6.1%
Adjusted net income as a % of net sales	11.4%	10.3%	10.0%	8.1%
Adjusted EBITDA as a % of net sales	20.7%	19.6%	19.4%	18.0%

Net income per diluted share	$0.25	$0.21	$0.53	$0.39
Adjusted net income per diluted share	$0.30	$0.24	$0.71	$0.53
Weighted average common shares outstanding - diluted	86,373	82,924	86,152	82,946
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents retail store pre-opening expenses and costs for expansion into new international markets.

(3)Represents management service fees paid to Cortec, our majority stockholder. The management services agreement with Cortec was terminated immediately following the completion of our initial public offering in October 2018.
(4)Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(5)Represents (i) fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees associated with being a public company, and (ii) $1.5 million of costs incurred in connection with our secondary offering in May 2019.
(6)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% and 24.3% for the three months ended September 28, 2019 and September 29, 2018, respectively. For the nine months ended September 28, 2019 and September 29, 2018, the tax rate used to calculate the tax impact of adjustments was 24.5% and 23.2%, respectively.
(7)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.
(8)Represents preliminary accelerated amortization of deferred financing fees caused by early debt paydown of the Credit Facility during the three months ended September 29, 2018.

UPDATED 2019 OUTLOOK
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
(In thousands except per share amounts)

	Updated 2019 Outlook
	Low	High
Operating income	$124,421	$127,030
Adjustments:
Non-cash stock-based compensation expense(1)	11,818	11,818
Long-lived asset impairment(1)	540	540
Investments in new retail locations and international market expansion(1)(2)	3,489	3,489
Transition to the ongoing senior management team(1)(3)	878	878
Transition to a public company(1)(4)	8,529	8,529
Adjusted operating income	$149,675	$152,284

Net income	$77,269	$79,239
Adjustments:
Non-cash stock-based compensation expense(1)	11,818	11,818
Long-lived asset impairment(1)	540	540
Investments in new retail locations and international market expansion(1)(2)	3,489	3,489
Transition to the ongoing senior management team(1)(3)	878	878
Transition to a public company(1)(4)	8,529	8,529
Tax impact of adjusting items(5)	(6,188)	(6,188)
Adjusted net income	$96,335	$98,305

Net income	$77,269	$79,239
Adjustments:
Interest expense	21,944	21,944
Income tax expense	25,017	25,655
Depreciation and amortization expense(6)	28,763	29,063
Non-cash stock-based compensation expense(1)	11,818	11,818
Long-lived asset impairment(1)	540	540
Investments in new retail locations and international market expansion(1)(2)	3,489	3,489
Transition to the ongoing senior management team(1)(3)	878	878
Transition to a public company(1)(4)	8,529	8,529
Adjusted EBITDA	$178,247	$181,155

Net sales	$891,764	$895,658
Operating income as a % of net sales	14.0%	14.2%
Adjusted operating income as a % of net sales	16.8%	17.0%
Net income as a % of net sales	8.7%	8.8%
Adjusted net income as a % of net sales	10.8%	11.0%
Adjusted EBITDA as a % of net sales	20.0%	20.2%

Net income per diluted share	$0.90	$0.92
Adjusted net income per diluted share	$1.12	$1.14
Weighted average common shares outstanding - diluted	86,260	86,260
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents retail store pre-opening expenses and costs for expansion into new international markets.
(3)Represents severance, recruiting, and relocation costs related to the transition to our ongoing senior management team.
(4)Represents (i) fees and expenses in connection with our transition to a public company, including consulting fees, recruiting fees, salaries, and travel costs related to members of our Board of Directors, fees associated with Sarbanes-Oxley Act compliance, incremental audit and legal fees associated with being a public company, and (ii) $1.5 million of costs incurred in connection with our secondary offering in May 2019.
(5)Represents tax impact of adjustments calculated at an expected statutory tax rate of 24.5%.
(6)Depreciation and amortization expenses are reported in SG&A expenses and cost of goods sold.